CODE OF ETHICS

The Code of Ethics is the sole property of Context Insurance Strategies, LLC (the “Firm”) and must be returned to the Firm upon termination for any reason of an Employee's association with the Firm. The contents of the Code of Ethics are strictly confidential and proprietary. Employees may not duplicate, copy or reproduce the Code of Ethics in whole or in part or make it available in any form to non-Employees without the prior written approval of the Firm’s Chief Compliance Officer.

November 2018

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TABLE OF CONTENTS

Contents

I. INTRODUCTION	3
II. GENERAL	7
2.1 Statement of General Principles	7
2.2 Annual Acknowledgment	7
III. EMPLOYEE CONDUCT	9
3.1 Outside Business Activities	9
3.2 Conflicts of Interest	9
IV. POLICIES REGARDING CONFIDENTIAL/PROPRIETARY (INSIDE) INFORMATION	11
4.1 Policy Statement	11
4.2 General Trading Restrictions and Pre-Approvals	11
4.3 Proprietary Information and Firm Involvement	12
4.4 Insider Trading and Material Non Public information	12
4.5 Restricted List	13
4.6 Reporting Requirements	15
V. GIFTS AND ENTERTAINMENT	17
VI. POLITICAL CONTRIBUTIONS POLICY	19
VII. BAD ACTOR RULE	22

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I.	INTRODUCTION

The Code of Ethics (the “Code”) is applicable to each Employee (as defined below) of the Firm with respect to the Employee’s activities and conduct on behalf of the Firm, as well as certain personal activities and conduct of the Employee. The Code does not attempt to serve as a comprehensive outline regarding Employee conduct, but rather to establish general rules of conduct and procedures applicable to Employees.

The Code should be kept readily accessible for easy reference. Any questions regarding the Code, or other compliance issues, must be directed to the Chief Compliance Officer (the “CCO”) of the Firm. The CCO will be responsible for the compliance function of the firm and is responsible for administering and implementing the Code. The Firm expects Employees to be thoroughly familiar with the Firm’s standards and procedures as set forth herein. In order to make it easier to review and understand the standards and procedures, a few terms commonly used herein are defined below:

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

“Access Person” includes all of Context Insurance Strategies, LLC (“Context Insurance Strategies”) officers, directors, or persons acting in a similar capacity and any of the Firm’s Supervised Persons who have access to non-public information regarding client investments, including the purchase or sale of securities, or non-public information regarding the portfolio holdings of any client or is involved in making investment and securities recommendations to clients or who has access to such recommendations that are non-public.

“Chief Compliance Officer” or “CCO” means John Canning, or such other person as may be designated from time to time.

“Pre-Cleared Investments” means an investment in any hedge fund, private equity fund or venture capital fund; a participation in any IPO; any private placement; catastrophe bonds; ETFs whose underlying investments are insurance and reinsurance companies, and equity, fixed income securities or options or other derivative securities of any insurance or reinsurance company.

“Employee” means all (i) members, officers, directors, (or other persons occupying a similar status or performing similar functions) of the Firm, (ii) full-time and part-time employees of the Firm, and (iii) other persons who provide investment advice on behalf of the Firm and are subject to the supervision and control of the Firm. For the avoidance of doubt, the term Employee shall include:

(i)	all Firm professional, administrative and support staff;
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(ii)	certain of the Firm’s consultants, including employees of an affiliate who are providing services under an Intercompany Services Agreement, as determined from time to time by the CCO; and
(iii)	certain of the Firm’s “Temporary Workers” as determined from time to time by the CCO. “Temporary Workers” means all workers hired on a temporary basis including those employed by a third party agency and interns.
(iv)	Certain of the Firm’s

“Employee’s Family” includes the spouse, domestic partner, minor children and other immediate family members living in the Employee’s household.

“Fund” means any entity to which the Firm provides investment advisory or management services, including investment funds and registered investment companies.

“Non-Discretionary Managed Account” means a trading account in which the Employee or a member of the Employee’s Family has no direct or indirect influence or control over investment decisions. This includes an account for which the Employee may, from time to time, be consulted by their financial advisor in regard to investment guidelines of such account. However, if the Employee is consulted with respect to particular Securities to be traded within the account, such account is NOT deemed a Non-Discretionary Managed Account.

“Non Reportable Investments” means investments in open-end mutual funds, treasuries, municipals or other government bonds or money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations, tender offers or similar transactions, securities acquired as a part of an Automatic Investment Plan, investments in Non-Discretionary Managed Accounts, and any instrument that is not a security as defined in Section 202(a)(18) of the Advisers Act. These instruments include, but are not limited to:

  Futures contracts (does not include securities futures);
  Options on futures contracts (does not include securities futures);
  General partnership interests, provided generally that the interest entitles the owner to exercise management control over the partnership;
  Direct interests in real estate.

“Personal Account” means an account subject to Section 3 of the Code, such as:

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•	any personal trading account of an Employee;
•	trading accounts of a spouse, domestic partner, minor children and other immediate family members living in the Employee’s household or for whose support the Employee is wholly or partially responsible.
•	trading accounts in which the Employee or a member of the Employee’s Family has a beneficial financial interest (including without limitation those held in the name of a nominee or custodian);
•	trading accounts with respect to which the Employee or a member of the Employee’s Family directly or indirectly controls or participates in or has the right to control or to participate in investment decisions (such as trustee or custodial accounts);
•	trading accounts of entities, including but not limited to, limited partnerships or limited liability companies, controlled directly or indirectly by an Employee or one or more members of the Employee’s Family;
•	a trust or other arrangement that names an Access Person as a beneficiary and
•	if any of the foregoing is a Non-Discretionary Managed Account, the transactions of securities within such account will not require pre-approval from the CCO.

Trading accounts of relatives who do not reside with the Employee and which do not otherwise fall within one of the preceding descriptions generally need not be included.

“Reportable Security” shall have the same meaning as “Securities” (defined below); however not including the following:

•	U.S. federal government securities and direct obligations;
•	money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
•	shares of money market funds;
•	transactions and shares of registered open-end investment companies (i.e., mutual funds); and
•	transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
•	futures contracts (does not include securities futures);
•	options on futures contracts (does not include securities futures);
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•	general partnership interests, provided generally that the interest entitles the owner to exercise management control over the partnership;
•	direct interests in real estate.

Please note, Reportable Securities DO include the Securities of:

•	bank debt, trade claims or other debt instruments for which a secondary market exists;
•	forward or futures contracts, options or other derivatives (unless the price or value of the contract is determined exclusively by reference to a broad-based index or average or to exempt Securities);
•	Exchange-traded funds (“ETFs”)
o	open-end investment companies or unit investment trusts (UITs) listed on a stock exchange which track an index but trade similarly to stock; and

•	Closed-end mutual funds
o	mutual funds that do not continuously issue shares, but sell a fixed number of shares at a particular time.

“Restricted List” means the list of issuers maintained by the CCO and designated as the Restricted List, which consists of (a) issuers with respect to which the CCO has been made aware that an Employee has received, expects to receive, or may be in a position to receive material non-public information, including without limitation, when Context Insurance Strategies is researching or considering an investment in securities of an issuer; (b) issuers on whose board of directors an Employee serves; and (d) issuers with respect to which the Firm, in its sole discretion, determines it may be appropriate to prohibit Employee and/or Context Insurance Strategies trading in the issuer’s securities. Placement of an issuer on the Restricted List does not necessarily imply that the Firm or its Employees are in receipt of any material non-public information concerning the issuer.

“Securities” for purposes of the insider trading rules include, in general, not only conventional cash market instruments such as stock, limited partnership interests, limited liability company interests, notes, bonds and debentures, but also futures, warrants, options, puts and calls with respect to securities and security-based swaps, including credit default swaps where the reference obligations or deliverable obligations are securities. The insider trading rules apply equally to restricted and unrestricted securities and securities issued by or in private and public companies.

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II.	GENERAL

2.1       Statement of General Principles

Context Insurance Strategies as an investment adviser is a fiduciary to its clients. A fiduciary duty is a legal duty to act solely in another party's interests. Parties owing this duty are called fiduciaries. They also have a duty to avoid any conflicts of interest between themselves and their principals or between their principals and the fiduciary's other clients. A fiduciary duty is the strictest duty of care recognized by the US legal system. All Employees must act with strict observance of said fiduciary duty.

All Employees have a duty to exercise their authority and responsibility for the benefit of the Firm’s clients, to place the interests of the clients over those of Employees and their Personal Accounts, and to refrain from having outside interests that conflict with the interests of clients.  In any decision relating to personal investments or other matters, Employees must avoid serving their own personal interests ahead of any client’s interests or taking inappropriate advantage of their position with the Firm.  It is critical that Employees avoid any situation that might compromise, or appear to compromise, their exercise of fully independent judgment in the interests of a client.  All personal investment and other activities of Employees must comply fully with the Code and avoid any actual or potential conflicts of interest and must also abide by the spirit of the Code and the principles delineated herein.  Employees cannot do anything indirectly, i.e., through a family member or third party, that would be prohibited by the Code if done directly. Additionally, Employees are required to comply with all applicable laws, including without limitation, federal securities laws, and must report promptly any violations of law or the Code to the CCO.

Disciplinary actions for failure to comply with the Code may include, to the extent possible, cancellation of transactions, disgorgement of profits, suspension of personal trading privileges, or suspension or termination of employment.  The CCO and/or senior management will determine disciplinary actions by taking into account such facts as deemed appropriate and relevant, including the severity of the violation, and whether the Employee has previously violated the Code.

The CCO is responsible for the general administration of the Code and may, from time to time, designate personnel and/or establish committees to oversee specific portions of the Code.

2.2       Annual Acknowledgment

The Code is an integral part of the Firm’s compliance program.  The Code may be revised and supplemented from time to time.  It is the responsibility of the Employee to ensure that his or her copy is up to date as instructed by the CCO from time to time.

It is the responsibility of each Employee to understand the contents of the Code and the policies set forth herein, and to adhere to all applicable policies and procedures.

Each Employee upon hire is required to acknowledge his or her receipt and understanding of the Code and agreement to abide by its policies through the Firm’s personal trading system. Thereafter, each Employee shall at least annually complete an attestation in the

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personal trading system acknowledging his or her receipt and understanding of, and agreement to continue to abide by, the policies described in the Code.

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III.	EMPLOYEE CONDUCT

3.1       Outside Business Activities

Employees may not engage in outside business activities without the prior approval of the CCO.

As a fiduciary to the Firm’s clients, Access Persons are generally required to focus their time and attention on the Firm’s clients. Accordingly, Access Persons may not engage in outside business activities without the prior written approval of the Chief Compliance Officer.

Outside business activities that require pre-approval by the Chief Compliance Officer, include (i) full or part-time service as an officer, director, trustee, partner, consultant, agent or employee of another business organization, (ii) agreements to provide financial advice (i.e., through service on a finance or investment committee) to a private, educational or charitable organization or other organization, (iii) any agreement to be employed by and accept compensation in any form (i.e., commission, salary, fee, bonus, contingent compensation, etc.) from any person or entity other than the Adviser, or (iv) any business activities conducted by an Access Person that involve a material time commitment.

All information relating to outside business activities are generally disclosed to the Chief Compliance Officer in an Employee Compliance Questionnaire completed upon hire and annually thereafter. Pre-approval for ad hoc outside business activities may be sought via e-mail.

The CCO will require full details concerning any such outside activity, including an estimate of the number of hours involved and whether any compensation is to be received and such other information as the CCO deems appropriate. This information must be disclosed to the CCO in an Outside Business Activity Questionnaire (in the personal trading system) completed within ten days of hire (or within ten days of the Firm’s adoption of this Code of Ethics, if the date of adoption is later than the Employee’s hire date) and annually thereafter. Please note that it is the responsibility of the Employee to notify the CCO if there is a material change to the information provided in an Outside Business Activity Questionnaire.

To obtain approval of an outside business activity an Employee must submit such request to the CCO via the personal trading system. The determination of an Employee’s eligibility to serve in such a position shall be based on whether such service would not be inconsistent with the interests of the Firm and the Fund, and no Employee shall be allowed to serve in such a position unless authorization has been obtained from the CCO.

If such service is authorized by the CCO, certain safeguards may be implemented at the discretion of the CCO including, but not limited to, investment restrictions and/or restricting the flow of information from the Employee serving on such board to those making investment decisions.

3.2       Conflicts of Interest

It is the policy of the Firm that all Employees of the Firm conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such manner that no

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conflict of interest, actual or potential, can be construed. All Employees should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.

It is a violation of the Code for any Employee, without the prior written consent of the CCO, to engage in the following:

1. Access Persons shall not seek or accept personal favors or preferential treatment from any person because of their association or potential association with the Firm.

2. No Access Person shall accept, in any calendar year, from any securities broker or dealer or other person or entity which deals or may deal with Context Insurance Strategies from time to time, any gift or gifts of value exceeding $250 in the aggregate.

3. No Access Person shall serve on the board of directors of a publicly traded company, without prior approval of the Chief Compliance Officer or such other person as may be designated from time to time.

4. All facets of employment or other association with the Firm and its affiliates are considered completely confidential.

5. Each Access Person must be fully informed of and sensitive to the question of material nonpublic information and comprehend the public policy objective of the rule against its use.

6. Participate in entertainment with investors, brokers and other counterparties unless reasonably related to legitimate business purposes of Context Insurance Strategies or within the context of a personal relationship with such counterparty (see the Gift and Entertainment Policy set forth in Section 4 of the Code).

7. Rebate or pay any part of the compensation received from the Firm as an Employee to any person, firm, or corporation, directly or indirectly in a manner that can be construed as a conflict of interest;

8. Accept, directly or indirectly from any person, corporation, or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Firm or a client, provided, that Employees shall be permitted to accept certain fees from portfolio companies or otherwise in connection with the activities of a Private Fund as described in, and subject to the terms of, the governing documents of the Private Fund and its general partner.

In addition, Employees may not influence, directly or indirectly, investment decisions on behalf of the Firm’s clients, or the allocation of client brokerage transactions for the benefit (in any form) of any member of an Employee’s Family. The confidentiality of information acquired in the course of work is respected at all times except when the firm is authorized or otherwise legally obligated to disclose. Failure to do so will place the firm and the individual in jeopardy, in terms of sanctions by the Securities and Exchange Commission, in terms of civil liabilities and in terms of good reputation.

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IV.	POLICIES REGARDING CONFIDENTIAL/PROPRIETARY (INSIDE) INFORMATION

4.1       Policy Statement

The Firm maintains a strict policy with respect to the holding, purchasing, or trading of equity or debt securities (including any derivative instruments related thereto) and prohibiting the disclosure or use of material non-public information concerning publicly-traded companies by Employees. The purpose of this policy is to promote compliance by the Firm and its Employees with applicable securities laws, avoid liability for the Firm and its Employees and to avoid even the appearance of impropriety.

The Firm forbids the use of material, nonpublic information in trading securities whether the trades are executed on behalf of the Firm or Employee Personal Accounts. Any non-public information that might be considered material should not be disclosed to any person outside the Firm. This policy applies to the receipt of any material non-public information, including when the Firm receives material, non-public information during the course of its business operations.

These procedures do not anticipate all situations. If there is any question related to this policy, Employees are encouraged to consult with the CCO.

4.2	General Trading Restrictions and Pre-Approvals

Employees and members of an Employee’s Family must receive prior authorization from the Firm’s CCO before directly or indirectly investing in, selling, or participating in any investment decision, related to Pre-Cleared Investments (as defined below).

“Pre-Cleared Investments” means an investment in any hedge fund, private equity fund or venture capital fund; a participation in any IPO; any private placement; catastrophe bonds; ETFs whose underlying investments are insurance and reinsurance companies; and equity, fixed income securities or options or other derivative securities of any insurance or reinsurance company.

Approval of any transactions may be requested of the CCO by entering a pre-trade approval request through the personal trading system.

Once an Employee receives pre-approval from the CCO with respect to Pre-Cleared Investments, all trades must be executed within one business day, unless otherwise approved by the CCO. Limited exceptions to this timing may be granted at the sole discretion of the CCO.

With respect to Non Reportable Investments which include investments in open-end mutual funds, treasuries, municipals or other government bonds or money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers,

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recapitalizations, tender offers or similar transactions, securities acquired as a part of an Automatic Investment Plan, investments in Non-Discretionary Managed Accounts, and any instrument that is not a security as defined in Section 202(a)(18) of the Advisers Act, such transactions receive automatic approval in the personal trading system.

With respect to existing Pre-Cleared Investments, Employees must obtain the approval of the Firm’s CCO to purchase additional amounts or dispose of any such investments (as discussed further below).

4.3	Proprietary Information and Firm Involvement

Employees are prohibited from trading securities of a particular issuer in their Personal Account if such Employee has any proprietary information concerning Context Insurance Strategies’ possible transaction involving such issuer, no matter how early Context Insurance Strategies’ consideration of the transaction and no matter the probability that a transaction might actually occur.

4.4	Insider Trading and Material Non Public information

The law of insider trading is not simple and has evolved as a result of court decisions. What follows is only a summary, and you should consult the CCO with any issues that arise. Insider trading is a violation of the anti-fraud provisions of the federal securities laws. The basic rule is set forth in SEC Rule 10b-5: It is unlawful to “employ any device, scheme, or artifice to defraud” in connection with “the purchase or sale of securities.” Firm policy is to avoid receiving inside information outside the course of its normal business operations. When the Firm has inside information either through its normal business operations or unintentionally, the CCO must be informed promptly and no trading or tipping others to trade shall be undertaken.

4.4.1        When Is Information “Material and Non-Public”?

The materiality of a fact depends upon the circumstances, but speaking generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision regarding a security or where the information is likely to affect the market for such security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security. The term “material” should be construed broadly and if an Employee has any doubt as to the potential materiality of a particular piece of information they should consult with the CCO.

Information is “non-public” if it is not available to the general public. Information that is known to a limited group of people is “non-public.” In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to this information in publications of general circulation such as The Wall Street Journal or The New York Times. The circulation of rumors, even if accurate and reported in the media,

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may not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. When in doubt, the information involved should be presumed to be material and not to have been disclosed to the public.

Please be aware that material non-public information can come from a variety of sources, in addition to the issuer’s employees, such as advisors to the issuer or other persons. Employees of the Firm should not engage in transactions in securities when the Employee possesses material non-public information concerning an issuer, regardless of whether or not the Employee has obtained approval for such transaction pursuant to other policies set forth above in the section on General Trading Restrictions.

4.4.2        Non-Disclosure of Material, Non-Public Information

In order to avoid liability under the federal securities laws for disclosing (or “tipping”) material non-public information to another person who is likely to trade on that information, Employees of the Firm should comply with the following policies:

•	To reduce the chances of inadvertent disclosure of inside information, any non-public information that might be considered material should not be disclosed to any person outside the Firm (except in connection with ordinary business activities or federal or state governmental or regulatory investigations), and the Firm’s policies for safeguarding such information should, of course, be strictly observed;
•	For the client accounts with public securities, Employees of the Firm should, at all times, avoid recommending to any person the purchase or sale of portfolio company (or portfolio company-related) securities. In the event of an in-kind distribution, it is imperative that Employees of the Firm (a) not advise any of the distributees as to the advisability of selling the distributed securities, (b) not advise any of the distributees as to whether or when the Firm’s clients are selling the distributed securities and (c) not provide any research reports or other similar information relating to the relevant portfolio company to the distributees; and
•	Special caution must be used when receiving inquiries from (a) securities analysts or other market participants, (b) companies in the same business as a portfolio company or (c) the press. All such inquiries should be referred to the CCO.
4.5	Restricted List

A Restricted List enables the Firm to monitor and regulate personal securities trading, Firm trading or other activity in an issuer’s securities where the Firm may possess, is likely to come into possession of, or is in possession of material non-public information concerning the issuer or its securities.

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As a general matter, the Restricted List will be maintained confidentially within the Firm by the CCO.

4.5.1        Factors Involved in Restricted Listing

Consideration is given to adding issuers to the Restricted List under the following circumstances:

•	The Firm’s signing of a confidentiality agreement regarding the receipt of confidential information (copies of all such agreements (including drafts) should be provided to the CCO or CCO’s delegee). Preparation of drafts of a confidentiality agreement may also give rise to consideration to adding an issuer to the Restricted List.
•	When the Firm is otherwise actively considering any involvement, or formally proposing involvement, in a transaction or development, such as a significant investment in or bid for a target company, or the making of a recapitalization proposal to a company’s board of directors. What constitutes “active consideration” will depend on the facts and circumstances of a given situation.
•	When, because of an institutional relationship or otherwise, the Firm or an Employee, learns of material non-public information concerning a transaction or development, though the Firm has no involvement in the transaction or development.
•	When an Employee of the Firm plans to participate on a creditor’s committee or board of directors of a company.
•	When the CCO or the Firm’s investment personnel determines that it is otherwise appropriate to place a company on the Restricted List.

Generally, issuers shall remain on the Restricted List until the consummation or termination of a transaction or development, or the Firm’s involvement therein.

The CCO, through regular meetings with the Firm’s investment personnel, shall obtain information and guidance as necessary to determine whether issuers should be added or removed from the Restricted List. Decisions regarding adding a company to the Restricted List are made on a case-by-case basis by the CCO in consultation with investment personnel and depend on the facts and circumstances in each instance.

4.5.2       Ongoing Updating of the Restricted List

The effectiveness of the Restricted List as a monitoring and preventive device depends upon the CCO receiving up-to-date information regarding transactional activities and other developments. Accordingly, the CCO should consult with the Firm’s investment personnel having information indicating that securities should be considered for placement on the Restricted List. Such information may include new projects, signing of a confidentiality agreement, the active consideration of potential transactions,

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other developments likely to give rise to material non-public information, and public announcements.

Investment personnel on a matter should also advise the CCO promptly of developments, such as the completion of a transaction or the public disclosure of material non-public information in the Firm’s possession, which might warrant removal from the Restricted List. The CCO must be consulted before entering into any discussions regarding Firm representation on a public company’s board of directors.

4.6	Reporting Requirements

4.6.1        Initial and Annual Holdings Reports

Reports regarding an Employee’s then current securities holdings must be submitted in the personal trading system within 10 days of the commencement of employment (or within ten days of the Firm’s adoption of this Code of Ethics, if the date of adoption is later than the Employee’s hire date) (“Initial Holdings Reports”) and must be current as of a date no more than 45 days prior to the date the individual becomes an Employee.

On an annual basis, Employees must submit reports in the personal trading system regarding their securities holdings (“Annual Holdings Reports”), which also must be current as of a date no more than 45 days prior to the date of the report. The Initial Holdings Report or the Annual Holdings Report may be incorporated as part of the Employee Compliance Questionnaire.

The Initial Holdings Report and the Annual Holdings Reports shall include, at a minimum:

•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership;
•	The name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee’s direct or indirect benefit; and
•	The date the Employee submits the report.

4.6.2       Quarterly Transaction and Account Opening Reports

On at least a quarterly basis, and within 30 days of the end of such quarter, Employees are required to report all transactions involving a Reportable Security in which the Employee had, or as a result of a transaction, acquired any direct or indirect beneficial ownership (a “Transaction Report”) in the personal trading system.

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Each Transaction Report shall include, at a minimum, the following information about each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the Employee submits the report.

It is the Firm’s policy that Employees report transactions in Reportable Securities by arranging for the broker/dealer holding such account to send duplicate brokerage statements directly to the personal trading system or to upload the brokerage statements directly to the personal trading system on an ongoing basis. Employees are required to notify the CCO promptly upon opening a new Personal Account.

4.6.3       Trade Monitoring

The Firm’s personal trading policy is designed to mitigate any potential conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO or his or her delegate will monitor Employees’ trades and investments in an effort to ensure that Employees are complying with this policy in its entirety. Any personal trading that appears abusive may result in further inquiry by the CCO and may lead to sanctions by the Firm, up to and including termination of employment. Please note that the pre-clearance and trade monitoring of the CCO’s personal trading activities will be conducted by another officer of the Firm.

If You Have Questions, Refrain from Trading and Talk to the CCO Immediately

Employees should talk to the CCO immediately when there is even a question of insider trading or breach of any other law or Firm policy. Restricting the Firm and its Employees from trading (and tipping) is almost always a safe course of action. Raising questions and concerns within the Firm is a positive action and is actively encouraged; retaliation is strictly forbidden. The Firm’s policy is to encourage “open discussion.” Any concerns or questions should be raised with the CCO or senior management.

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V.	GIFTS AND ENTERTAINMENT

Employees may generally give and receive business-related gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive and are given and received in accordance with this Gift & Entertainment Policy. “Business-related” gifts and entertainment refer to gifts and entertainment that are given by or to a third party with whom the Firm does or is likely to do business.

Receipt of Entertainment

Employees may attend business-related meals, sporting events and other entertainment events at the expense of another party, provided that the entertainment is not lavish or extravagant in nature. Entertainment includes events in which the provider of the entertainment is also a participant or attendee of the event. If the estimated cost or value of an Employee’s portion of such entertainment event is expected to be greater than $250, the Employee must obtain CCO approval prior to attending the event, as reasonably practicable.

Receipt of Gifts

Employees may receive business-related gifts, provided that such gifts are not lavish or extravagant in nature. Prior to accepting a gift with a cost or value greater than $250, an Employee must obtain CCO approval. Gifts with an estimated cost or value under $250 and gifts such as holiday baskets delivered to the Firm’s offices that are received on behalf of the Firm, do not need to be reported.

Gift and Entertainment Giving

Unless approved by the CCO, the Firm and its Employees are prohibited from giving business-related gifts and entertainment that may appear lavish or extravagant. Employees must obtain CCO approval prior to giving business-related gifts or entertainment with a cost or value in excess of $250 per recipient.

Furthermore, to ensure compliance with the Foreign Corrupt Practices Act, Employees are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Covered Person(s) for any business or Firm-related reasons. A “Covered Person” for this purpose is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise. It also includes any foreign political party, party official or candidate for political office.

Gift and Entertainment Approval

All requests for pre-approval to give or accept a gift or form of entertainment, must be submitted to the CCO via the personal trading system. All requests for such pre-approval shall be retained by the CCO.

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Charitable Contributions Distinguished

This policy is not intended to impede legitimate charitable fund-raising activities. Employees should contact the CCO with any questions regarding how this policy may impact a potential charitable contribution.

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VI.	POLITICAL CONTRIBUTIONS POLICY

The Firm’s Political Contributions policy places certain restrictions and obligations on the Firm’s Employees and members of an Employee’s Family in connection with their Political Contributions (as defined below) and Political Fundraising (as defined below) activities. The policy prohibits any Political Contributions and Political Fundraising activities, whether in cash or in kind, to state or local officials or candidates in the United States that are intended or may appear to influence the investment decisions (e.g., the awarding of investment management contracts) of those entities affiliated, directly or indirectly, with those state or local officials. The policy also governs all Political Contributions in the Firm’s name or on the Firm’s behalf.

This policy is designed to ensure the Firm’s compliance with Rule 206(4)-5 (the “Pay to Play Rule”) of the Investment Advisers Act of 1940, as amended, in addition to state or local laws that could affect the Firm’s ability to accept compensation from certain government clients (primarily state pension funds). The intent of the Pay to Play Rule is to remove the connection between Political Contributions to and Political Fundraising activities for state and local officials who may have influence over the awarding of government and public pension investment advisory business to investment advisers such as the Firm.

Violations of this policy can have serious implications on the Firm’s ability to manage such capital. Specifically, the Firm can be precluded from managing money for a state or local government entity or may need to return fees received or waive fees to be received from such government entity for up to two (2) years.

The CCO is responsible for the general administration of this policy and may, from time to time, designate personnel and/or establish committees to oversee specific portions of this policy.

This policy is designed to permit the Firm and its Employees to pursue legitimate political activities and to make legitimate Political Contributions and engage in legitimate Political Fundraising activities. Notwithstanding the foregoing, all Employees are required to obtain pre-approval for any Political Contribution or Political Fundraising as described below under “Preclearance and Disclosure.”

Definitions

For purposes of this policy, the following definitions apply.

“Political Contribution” means a contribution to a candidate or official for public office.  Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing any election for federal, state or local office.  This includes, for example, repaying a candidate's campaign debt incurred in connection with any such election, or paying the transition or inaugural expenses of the successful candidate for any such election.  This term also includes contributions made to political action committees (PACs).

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state

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or local candidate campaign, political party committee, or other political committee (e.g., a PAC) or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by Employees or a member of an Employee’s Family, on their own personal time do not by itself constitute a Political Contribution. However, all volunteer activities on behalf of a candidate or a campaign by any Employee must be pre-cleared by the CCO.

“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

Preclearance and Disclosure

All Employees (including members of an Employee’s Family) are required to obtain pre-approval from the CCO before making any Political Contribution to or participating in any Political Fundraising activity on behalf of an official, candidate, party or organization at the federal, state or local level. All Employees (including members of an Employee’s Family) are required to obtain pre-approval for any contribution to any PAC or political party. Employees may request approval from the CCO by completing and submitting a Political Contribution Request Form via the personal trading system. The CCO will use this policy as a basis for determining whether or not to approve a Political Contribution or participation in any Political Fundraising activity; however, the CCO will use discretion based on the facts at hand. The CCO’s approval for such Political Contribution or Political Fundraising activity will be valid for 30 calendar days after approval has been obtained. The CCO will keep a copy of any such approvals and a summary of the rationale for such approvals in the records of the Firm.

Employees will be required to disclose Political Contributions and Political Fundraising activities made personally, or by a member of the Employee’s Family within an Employee Compliance Questionnaire upon hire and annually thereafter. In addition to the annual disclosure in the Employee Compliance Questionnaire, Employees will certify to their adherence to this policy on a quarterly basis through the use of the Quarterly Political Contribution Certification via the personal trading system. It is important to note that only Political Contributions made or Political Fundraising activities conducted on or after March 14, 2011, shall fall under the purview of the Pay to Play Rule.

Note, as this policy otherwise provides, Political Contributions and Political Fundraising activities of others (for example, family members, placement agents, consultants, attorneys, businesses, entities controlled by an Employee, etc.) at the direction or suggestions of an Employee are considered to be made by that Employee for purposes of this policy. Because of the potential impact on the Firm’s business, this policy prohibits Employees from indirectly circumventing this policy or Rule 206(4)-5 in such manner or any other manner. In addition, Employees are prohibited from engaging in Political Fundraising activities for (i) officials of a government entity to which the Firm is providing or seeking to provide investment advisory

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services or (ii) political parties of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

Contributions in the Name of or on behalf of the Firm

Generally, Employees are not permitted to use personal or Firm funds to make Political Contributions on behalf of or in the name of the Firm. In the event that an Employee wishes to make a Political Contribution on behalf of or in the name of the Firm, such Employee must complete and submit the “Political Contribution Request Form.” Further, the Firm will not reimburse Political Contributions made by individuals. All requests for Political Contributions to be made on behalf of or in the name of the Firm should be directed to the CCO.

Charitable Contributions Distinguished

Contributions to a charity are not considered Political Contributions unless made to, through, in the name of, or to a fund controlled by a U.S. state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity, should be directed to the CCO.

Placement Agents

No Employee may directly or indirectly use a third-party or an affiliate (i.e., anyone who is not an Employee of the Firm) to solicit investment advisory services business without pre-approval from the CCO. Among other things, the CCO will ensure that the third-party or affiliate is a permissible placement agent under the Pay to Play Rule.

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Vii. Bad Actor Rule

The Bad Actor Rule, effective September 23, 2013, prohibits the Firm from relying on the Rule 506 exemption if the Firm, or any person covered by the Rule, has had a disqualifying event as of the Rule's effective date. For purposes of this Rule, “covered persons” include; the Firm, including its predecessors and affiliates; directors and certain officers, general partners, and managing members of the Firm; 20% beneficial owners of the Firm (based on voting power); investment managers and principals of pooled investment funds; promoters and persons compensated for soliciting investors as well as the general partners, directors, officers, and managing members of any compensated solicitor.

7.1       Definitions

For purposes of this policy, the following definitions apply:

•	Disqualifying Events: Criminal convictions in connection with the purchase or sale of a security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of securities (or five years in the case of the issuer and its predecessors and affiliated issuers).
•	Court injunctions and restraining orders in connection with the purchase or sale of a security, making of a false filing with the SEC, or arising out of the conduct of certain types of financial intermediaries. The injunction or restraining order must have occurred within five years of the proposed sale of securities. Final orders from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of securities, insurance, banking, savings associations, or credit unions that …
o	Bar the issuer from associating with a regulated entity, engaging in the business of securities, insurance or banking, or engaging in savings association or credit union activities, or…
o	Are based on fraudulent, manipulative, or deceptive conduct and are issued within 10 years of the proposed sale of securities.
•	Certain SEC disciplinary orders relating to brokers, dealers, municipal securities dealers, investment companies, and investment advisers and their associated persons.
•	SEC cease-and-desist orders related to violations of certain anti-fraud provisions and registration requirements of the federal securities laws.
•	SEC stop orders and orders suspending the Regulation A exemption issued within five years of the proposed sale of securities.
•	Suspension or expulsion from membership in a self-regulatory organization (SRO) or from association with an SRO member.
•	U.S. Postal Service false representation orders issued within five years before the proposed sale of securities.

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Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

Self-Regulatory Organization (SRO): Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Board of Options Exchange (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

US Postal Service false representation order: A scheme or device for obtaining money or property through the mail by means of false representations.

7.2       Verification by Covered Persons

The Firm will take reasonable steps to ensure that no covered person has been the subject of a disqualifying event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings. The Firm may also wish to consult publicly available databases.

The Rule provides an exception from disqualification when the Firm can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a disqualifying event participated in the offering. The Rule does not apply to events that occurred prior to September 23, 2013; however the Firm must disclose to investors any disqualifying events by covered persons prior to the effective date of the Rule.

The Firm is required to carry out a factual inquiry of its covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by the Firm, verified annually thereafter, shall be considered reasonable; provided there are no other indicia to suggest a covered person has been the subject of a disqualifying event.

7.3        Remedial Actions

In the event that a covered person has had a disqualifying event, the Firm will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification. Remedial actions may include terminating or reassigning disqualified individuals; restructuring governance and control arrangements; terminating engagement with a

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placement agent or other covered financial intermediary; postponing or foregoing capital raising, or pursuing alternative capital raising methods; buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions; or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).

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